Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

February 9, 2024 CNA Financial Corporation 151 N. Franklin St. Chicago, Illinois 60606 Re: Registration Statement on Form S-3 Dear Ladies and Gentlemen:

We have acted as special counsel to CNA Financial Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (Registration No. 333-262821), including the prospectus constituting a part thereof, dated February 17, 2022, and the final supplement to the prospectus, dated February 6, 2024 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $500,000,000 aggregate principal amount of 5.125% Notes due 2034 (the “Securities”). The Securities are being issued pursuant to the Indenture, dated as of March 1, 1991, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, National Association (formerly known as The First National Bank of Chicago), a national banking association, as trustee (the “Original Trustee”), as supplemented by the first supplemental indenture, dated as of October 15, 1993, between the Company and the Original Trustee, by the second supplemental indenture, dated as of December 15, 2004, between the Company and the Original Trustee, and by the third supplemental indenture, dated as of February 24, 2016, among the Company, U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee, and the Original Trustee (as so supplemented, the “Indenture”).

In rendering the opinions expressed herein, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with the opinions set forth below. As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

CNA Financial Corporation

February 9, 2024

Based upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that the Securities, when duly executed and delivered and authenticated in accordance with the Indenture and when payment therefor is received, will have been duly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in the interest rate upon the occurrence of certain events may be limited in certain circumstances.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We express no opinion as to matters under or involving any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinions expressed herein are as of the date hereof. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise or to reflect any facts or circumstances that may hereafter come to our attention.

This opinion is furnished in connection with the filing of a Current Report on Form 8-K and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP